Exhibit 99.1

Contacts:	Dolph Baker, Chairman and CEO
Max P. Bowman, Vice President and CFO
(601) 948-6813

CAL-MAINE FOODS REPORTS SECOND QUARTER FISCAL 2019 RESULTS

JACKSON, Miss. (January 4, 2019) - Cal-Maine Foods, Inc. (NASDAQ: CALM) today reported results for the second quarter (thirteen weeks) ended December 1, 2018.

Net sales for the second quarter of fiscal 2019 were $356.0 million, a 1.4 percent decrease, compared to $361.2 million for the second quarter of fiscal 2018. The Company reported net income of $21.8 million, or $0.45 per basic and diluted share, for the second quarter of fiscal 2019, compared to a loss of $26.1 million, or $0.54 per basic and diluted share, for the second quarter of fiscal 2018. Results for the second quarters of fiscal 2019 and 2018 include charges for certain legal settlements of $1.7 million and $52.8 million, after tax, respectively. Excluding these items, net income was $23.7 million, or $0.49 per basic and diluted share, and $26.6 million, or $0.55 per basic and diluted share, for the second quarters of fiscal 2019 and 2018, respectively.

For the twenty-six weeks ended December 1, 2018, net sales were $696.6 million compared to $624.0 million for the prior-year period. The Company reported net income of $34.2 million, or $0.71 per basic and diluted share, for the twenty-six weeks ended December 1, 2018, compared to net loss of $42.1 million, or $0.87 per basic and diluted share for the year-earlier period. Excluding the legal settlements described above, net income for the twenty-six weeks ended December 1, 2018, was $36.5 million, or $0.75 per basic and diluted share, and net income for the twenty-six weeks ended December 2, 2017, was $10.7 million, or $0.22 per basic and diluted share.

Dolph Baker, chairman and chief executive officer of Cal-Maine Foods, Inc., stated, “Cal-Maine Foods had solid financial and operating performance for the second quarter of fiscal 2019 amidst less favorable market conditions than the same time last year. Our sales for the second quarter were down 1.4 percent, reflecting a modest decline in volumes and lower average customer selling prices for conventional eggs compared with a year ago.

“While we experienced volatility in market prices during the quarter, our overall average customer selling price for shell eggs was down only 0.8 percent, compared with the second quarter of fiscal 2018. Per capita egg consumption is up near historical levels, but supply concerns appear to be affecting market prices. According to the USDA, the hatch is up 10 percent year to date, but the actual hen inventory is up only 2.8 percent. Hen numbers are forecasted to continue trending upwards for the next several months, which may continue to affect market prices into 2019.

“We are pleased with the trends in our specialty egg business, as total dozens sold of specialty eggs during the quarter, excluding co-pack sales, were up 3.7 percent over the same period last year. Specialty eggs continue to be popular with consumers who are willing to pay higher prices compared with conventional eggs. Specialty egg prices were up 2.9 percent in the second quarter of fiscal 2019, compared with the same period a year ago. Specialty egg revenue was 35.0 percent of our total shell egg revenue, compared with 32.3 percent for the second quarter of fiscal 2018. As demand trends change, we will continue to provide our customers with a favorable product mix of healthy and affordable options including conventional, cage-free, nutritionally enhanced and organic eggs.

“We continue to invest in our operations to improve overall efficiency and to prepare for the expected continued increase in demand for specialty eggs, especially cage-free eggs. We are near completion of several major capital projects at Cal-Maine Foods’ facilities and will continue to strategically expand our production capacity.

“We are closely monitoring industry developments surrounding the recent passing of Proposition 12 in California, which mandates that all eggs or egg products sold in California must be cage-free by 2022. While this referendum will clearly affect sourcing and production of eggs in California, we also expect it to affect future supply and pricing in other areas of the country. With our strong balance sheet and proven management systems, Cal-Maine Foods is well positioned to capitalize on this opportunity to expand our operations or consider potential acquisitions.

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CALM Reports Second Quarter Fiscal 2019 Results

January 4, 2019

“Our operations ran well through the fall. Our farm production costs per dozen were up 5.5 percent, primarily related to increased feed costs. For the second quarter of fiscal 2019, overall production was relatively flat compared with a year ago. Our feed costs per dozen increased 7.0 percent, due to the higher cost of feed ingredients, primarily related to less favorable crop conditions in the south central United States, which adversely affected ingredient prices at some of our larger feed mill operations. The USDA reported a record harvest for this calendar year’s national corn and soybean crops, which should provide an ample supply of feed ingredients for fiscal 2019. However, grain prices have been volatile due to the geopolitical issues and uncertainties surrounding the latest international tariff policies.

“In spite of changing industry dynamics, we remain focused on executing our same growth strategy as we move into the second half of fiscal 2019. We will strive to continue to manage our operations in an efficient and responsible manner, and to provide a favorable product mix, including cage-free and other specialty eggs, that meets the needs of our valued customers. We look forward to the additional opportunities ahead for Cal-Maine Foods,” concluded Baker.

For the second quarter of fiscal 2019, Cal-Maine Foods will pay a cash dividend of approximately $0.149 per share to holders of its common and Class A common stock. Pursuant to Cal-Maine Foods’ variable dividend policy, for each quarter for which the Company reports net income, the Company pays a cash dividend to shareholders in an amount equal to one-third of such quarterly income. Following a quarter for which the Company does not report net income, the Company will not pay a dividend with respect to that quarter or for a subsequent profitable quarter until the Company is profitable on a cumulative basis computed from the date of the last quarter for which a dividend was paid. The amount paid could vary slightly based on the amount of outstanding shares on the record date. The dividend is payable on February 14, 2019, to holders of record on January 30, 2019.

Selected operating statistics for the second quarter and year to date period of fiscal 2019 compared with the prior-year period are shown below:

	13 Weeks Ended		26 Weeks Ended
	December 1, 2018	December 2, 2017	December 1, 2018	December 2, 2017
Dozen Eggs Sold (000)	262,263	263,086	512,323	512,549
Dozen Eggs Produced (000)	222,955	222,889	432,168	436,459
% Specialty Sales (dozen)*	23.5%	22.6%	23.6%	22.2%
% Specialty Sales (dollars)*	35.0%	32.3%	34.6%	35.4%
Net Average Selling Price (per dozen)	$1.311	$1.321	$1.309	$1.173
Net Average Selling Price Specialty Eggs (per dozen)*	$1.958	$1.903	$1.924	$1.891
Feed Cost (per dozen)	$0.415	$0.388	$0.414	$0.382

*Excludes co-pack specialty eggs

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs, including conventional, cage-free, organic and nutritionally-enhanced eggs. The Company, which is headquartered in Jackson, Mississippi, is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections regarding our company and our industry. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and may be beyond our control. The factors that could cause actual results to differ materially from those projected in the forward‑looking statements include, among others, (i) the risk factors set forth in the Company’s SEC filings (including its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8‑K), (ii) the risks and hazards inherent in the shell egg business (including disease, pests, weather conditions and potential for recall), (iii) changes in the demand for and market prices of shell eggs and feed costs, (iv) our ability to predict and meet demand for cage-free and other specialty eggs, (v) risks, changes or obligations that could result from our future acquisition of new flocks or businesses and risks or changes that may cause conditions to completing a pending acquisition not to be met, and (vi) adverse results in pending litigation matters. SEC filings may be obtained from the SEC or the Company’s website, www.calmainefoods.com. Readers are

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CALM Reports Second Quarter Fiscal 2019 Results

January 4, 2019

cautioned not to place undue reliance on forward-looking statements because, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. Further, the forward‑looking statements included herein are only made as of the respective dates thereof, or if no date is stated, as of the date hereof. Except as otherwise required by law, we disclaim any intent or obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

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CALM Reports Second Quarter Fiscal 2019 Results

January 4, 2019

CAL-MAINE FOODS, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(Unaudited)
(In thousands, except per share amounts)

SUMMARY STATEMENTS OF OPERATIONS

	13 Weeks Ended		26 Weeks Ended
	December 1, 2018	December 2, 2017	December 1, 2018	December 2, 2017
Net sales	$356,040	$361,172	$696,623	$624,017
Cost of sales	285,505	278,776	568,960	524,285
Gross profit	70,535	82,396	127,663	99,732
Selling, general, and administrative expense	42,981	42,160	87,491	83,870
Legal settlement expense	2,250	80,750	2,250	80,750
Gain on disposal of fixed assets	(30)	(50)	(89)	(46)
Operating income (loss)	25,334	(40,464)	38,011	(64,842)
Other income, net	3,440	371	7,256	232
Income (loss) before income taxes and noncontrolling interest	28,774	(40,093)	45,267	(64,610)
Income tax (benefit) expense	6,768	(14,012)	10,518	(22,352)
Net income (loss) before noncontrolling interest	22,006	(26,081)	34,749	(42,258)
Less: Net income (loss) attributable to noncontrolling interest	199	55	537	(129)
Net income (loss) attributable to Cal-Maine Foods, Inc.	$21,807	$(26,136)	$34,212	$(42,129)

Net income (loss) per share:
Basic	$0.45	$(0.54)	$0.71	$(0.87)
Diluted	$0.45	$(0.54)	$0.71	$(0.87)
Weighted average shares outstanding
Basic	48,391	48,330	48,390	48,330
Diluted	48,534	48,330	48,525	48,330

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CALM Reports Second Quarter Fiscal 2019 Results

January 4, 2019

CAL-MAINE FOODS, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(Unaudited)
(In thousands)

SUMMARY BALANCE SHEETS

	December 1, 2018	June 2, 2018
ASSETS
Cash and short-term investments	$298,277	$331,017
Receivables, net	110,837	85,839
Inventories	176,735	168,644
Prepaid expenses and other current assets	4,499	2,020
Current assets	590,348	587,520

Property, plant and equipment (net)	434,398	425,384
Other noncurrent assets	138,481	137,543
Total assets	$1,163,227	$1,150,447

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$86,901	$87,209
Accrued dividends payable	7,246	17,093
Current maturities of long-term debt and capital lease obligations	3,192	3,536
Current liabilities	97,339	107,838

Long-term debt and capital lease obligations, less current maturities	713	2,554
Deferred income taxes and other liabilities	84,547	84,373
Stockholders' equity	980,628	955,682
Total liabilities and stockholders' equity	$1,163,227	$1,150,447

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